UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2026

HOOKER FURNISHINGS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

440 East Commonwealth Boulevard,

Martinsville, Virginia, 24112

(Address of Principal Executive Offices)

(Zip Code)

(276) 632-2133

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HOFT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2026, Hooker Furnishings Corporation (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Global Value Investment Corporation and certain of its affiliates (collectively, “GVIC”).

Pursuant to the Cooperation Agreement, the Company and GVIC have agreed to act in good faith and cooperate to identify a mutually agreeable independent director candidate for appointment to the Board of Directors of the Company (the “Board”) who possesses industry background relevant to the Company’s business (the “New Director”) as promptly as practicable after the date of the Cooperation Agreement but no later than forty-five (45) days from the date thereof. Once such New Director is mutually agreed upon by the Company and GVIC, the Board has agreed to (i) increase the size of the Board from eight (8) to nine (9) directors, (ii) appoint the New Director to the Board to fill the resulting vacancy, with a term expiring at the 2026 annual meeting of shareholders (the “2026 Annual Meeting”), and (iii) appoint the New Director to all standing committees of the Board. The Company also has agreed to include the New Director on its slate of director nominees recommended by the Board for election at the 2026 Annual Meeting and the 2027 annual meeting of shareholders (the “2027 Annual Meeting”), subject to specified conditions. In addition, the parties have agreed that at the 2026 Annual Meeting, at least one (1) member of the Board, who is not the New Director, will not stand for re-election.

Under the Cooperation Agreement, until the Standstill Termination Date (as defined below), GVIC has agreed to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors of the Company (other than any removal or replacement of the New Director) and (ii) any other proposal submitted to shareholders; provided, however, that (A) in the event both Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC recommend otherwise with respect to any Company-sponsored proposal submitted to shareholders (other than the election or removal of directors), GVIC will be permitted to vote in accordance with such recommendation, and (B) GVIC will be permitted to vote in its sole discretion with respect to any proposal to approve an extraordinary transaction.

Under the Cooperation Agreement, until the Standstill Termination Date, GVIC will be subject to customary standstill restrictions prohibiting it from, among other things, (i) acquiring, or offering or agreeing to acquire, aggregate beneficial ownership of and/or economic exposure to more than 9.9% of the Company’s Common Stock outstanding at such time, (ii) nominating, or recommending for nomination, any person for election to the Board, (iii) submitting any shareholder proposal for consideration at any shareholder meeting, (iv) knowingly initiating, encouraging or participating in any solicitation of proxies in respect of any director election contest or removal contest or in respect of any shareholder proposal for consideration at any shareholder meeting, (v) conducting any type of referendum relating to the Company that is not consistent with the Board’s recommendation, subject to certain exceptions, or (vi) making, facilitating, encouraging or supporting any tender offer, exchange offer, merger, acquisition, business combination, sale of all or substantially all of the assets, recapitalization, reorganization, liquidation, dissolution, financing or other extraordinary transaction involving the Company or its securities or assets.

The Cooperation Agreement also includes customary mutual non-disparagement provisions.

The Cooperation Agreement will remain in place until the earlier of (i) thirty (30) days prior to the last date pursuant to which non-proxy access shareholder nominations for directors are permitted pursuant to the Company’s Amended and Restated Bylaws in connection with the Company’s 2028 annual meeting of shareholders, and (ii) one hundred twenty (120) days prior to the first anniversary of the 2027 Annual Meeting (such earlier date, the “Standstill Termination Date”).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Cooperation Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2026, W. Christopher Beeler, Jr., Board Chair, notified the Company that he planned to retire from the Board and will not stand for re-election at the Company’s 2026 Annual Meeting. Mr. Beeler’s decision not to stand for re-election was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events.

On January 2, 2026, the Company issued a press release announcing its entry into the Cooperation Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference in this Item 8.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Cooperation Agreement, by and among Hooker Furnishings Corporation, Global Value Investment Corporation and each of the parties listed on Schedule A thereto, dated as of January 1, 2026
99.1	Press Release, dated January 2, 2026
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooker Furnishings Corporation

Date: January 2, 2026	By:	/s/ C. Earl Armstrong III
C. Earl Armstrong III
Chief Financial Officer and Senior Vice-President – Finance

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